EXHIBIT 14.1

SILTRIUM TECH CORPORATION

CODE OF ETHICS

1. PURPOSE AND SCOPE

Siltrium Tech Corporation (the “Company”) has adopted this Code of Ethics (the “Code”) to promote honest and ethical conduct, responsible business practices, and compliance with applicable laws, rules, and regulations.

This Code is intended to satisfy the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

The Code applies to all directors, officers, employees, and other persons performing similar functions for the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, if applicable.

Each person subject to this Code is expected to understand and comply with its requirements.

2. HONEST AND ETHICAL CONDUCT

All persons subject to this Code shall conduct themselves honestly, ethically, and in good faith in performing their duties for the Company.

Persons subject to this Code shall:

  act in the best interests of the Company;
  perform their duties with appropriate care, diligence, and professionalism;
  avoid dishonest, fraudulent, or deceptive conduct;
  avoid actual or apparent conflicts of interest and disclose any such conflict when appropriate;
  not take improper personal advantage of their position with the Company; and
  comply with applicable laws, rules, and regulations.

3. CONFLICTS OF INTEREST

A conflict of interest may arise when a person's personal, financial, or other interests interfere, or appear to interfere, with the interests of the Company.

Persons subject to this Code should avoid situations in which their personal interests conflict with their responsibilities to the Company.

Any actual or potential conflict of interest should be promptly disclosed to the Company or to the person's supervisor, an officer, or the Board of Directors, as appropriate.

The Company will determine how a disclosed conflict should be addressed.

4. ACCURATE AND COMPLETE DISCLOSURE

The Company is committed to providing full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and in other public communications.

Persons responsible for preparing, reviewing, or providing information for the Company's SEC filings and public communications must:

  provide information that is accurate and complete to the best of their knowledge;
  not knowingly omit or misrepresent material information;
  cooperate with appropriate internal reviews of financial and other disclosures; and
  promptly report any material error or potential misstatement of which they become aware.

No person may directly or indirectly take any action intended to cause the Company's public disclosures to be materially misleading.

5. COMPLIANCE WITH LAWS AND REGULATIONS

All persons subject to this Code must comply with applicable federal, state, and local laws, rules, and regulations in connection with their activities on behalf of the Company.

This includes applicable securities laws, SEC rules and regulations, anti-fraud requirements, and other laws applicable to the Company's business.

No person may use an unlawful or unethical method to achieve a business objective of the Company.

6. CONFIDENTIAL INFORMATION

Persons subject to this Code must protect confidential and nonpublic information obtained through their relationship with the Company.

Confidential information may be disclosed only when authorized by the Company or when required by law.

Confidential information includes nonpublic financial information, business plans, customer or supplier information, contracts, technology, trade secrets, and other nonpublic information concerning the Company.

This section does not prohibit a person from making a disclosure that is protected or required by applicable law.

7. INSIDER TRADING

Persons subject to this Code must comply with the Company's Insider Trading Policy.

No person may purchase, sell, or otherwise trade in the Company's securities while in possession of material nonpublic information concerning the Company.

No person may disclose material nonpublic information to another person for the purpose of enabling or encouraging trading in the Company's securities.

Persons subject to this Code must also comply with applicable laws concerning trading in the securities of other public companies when they possess material nonpublic information concerning such companies.

8. COMPANY PROPERTY AND RESOURCES

Company property, funds, equipment, information, systems, and other resources must be used responsibly and primarily for legitimate Company purposes.

No person may use Company property or resources for personal benefit in a manner that is unauthorized or inconsistent with the person's responsibilities to the Company.

9. BUSINESS OPPORTUNITIES

Persons subject to this Code may not take for themselves a business opportunity that is discovered through the use of Company property, information, or position, unless the opportunity has been properly presented to and declined by the Company.

Persons subject to this Code must not use confidential Company information for personal gain.

10. REPORTING VIOLATIONS

Any person who becomes aware of a suspected violation of this Code, applicable law, or the Company's accounting or financial reporting requirements should promptly report the matter to an appropriate officer, the Board of Directors, or another person designated by the Company.

Reports may be made in good faith without fear of retaliation.

The Company prohibits retaliation against any person who, in good faith, reports a suspected violation or participates in an investigation concerning a suspected violation.

11. ACCOUNTABILITY

Each person subject to this Code is responsible for understanding and complying with this Code.

Violations of this Code may result in disciplinary action, up to and including termination of employment or other service relationship, as appropriate.

Certain violations may also result in civil or criminal penalties under applicable law.

12. WAIVERS AND AMENDMENTS

The Company may amend this Code from time to time as appropriate.

Any waiver of a provision of this Code for an executive officer or director must be approved by the Board of Directors or otherwise handled in accordance with applicable law and SEC requirements.

The Company will make any disclosure concerning amendments or waivers that is required by applicable law or SEC rules.

13. ADMINISTRATION

The Board of Directors, or a person designated by the Board, is responsible for the administration of this Code.

Questions regarding this Code should be raised before taking any action that may create a potential violation.

Each person subject to this Code is expected to cooperate with the Company in addressing potential violations and compliance matters.

EXHIBIT A

CODE OF ETHICS ACKNOWLEDGEMENT

I acknowledge that I have received and reviewed the Siltrium Tech Corporation Code of Ethics.

I understand that I am responsible for complying with the Code and with applicable laws, rules, and regulations.

I understand that violations of the Code may result in disciplinary action and may also result in civil or criminal penalties under applicable law.

Signature: ______________________________

Print Name: _____________________________

Title: __________________________________

Date: __________________________________